Exhibit T3A.21

CORPORATE ACCESS NUMBER

20723302

Alberta

GOVERNMENT OF ALBERTA

BUSINESS CORPORATIONS ACT

CERTIFICATE
OF
CONTINUANCE

SHERRITT INTERNATIONAL OIL AND GAS LIMITED

CONTINUED FROM CANADA TO ALBERTA ON JANUARY 23, 1997.

REGISTRIES GOVERNMENT OF ALBERTA

Registrar of Corporations

REG 3066 (96/01)

CORPORATE ACCESS NUMBER 20723302 BUSINESS CORPORATIONS ACT CERTIFICATE OF CONTINUANCE SHERRITT INTERNATIONAL OIL AND GAS LIMITED CONTINUED FROM CANADA TO ALBERTA ON JANUARY 23, 1997. Registrar of Corporations REG 3066 (96/01)

20723302

BUSINESS CORPORATIONS ACT

(SECTIONS 181, 261 AND 262)

FORM 11

ALBERTA CONSUMER AND CORPORATE AFFAIRS	ARTICLES OF CONTINUANCE
1. NAME OF CORPORATION	2. CORPORATE ACCESS NO.

SHERRITT INTERNATIONAL OIL AND GAS LIMITED	20723302

3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

The Corporation is authorized to issue an unlimited number of Preferred Shares and an unlimited number of common shares, each with the rights, privileges, restrictions and conditions set forth in Schedule “A” attached hereto.

4. RESTRICTIONS IF ANY ON SHARE TRANSFERS.

As set forth in Schedule “B” attached hereto.

5. NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

Not less than one director and not more than ten directors.

6. RESTRICTIONS IF ANY ON BUSINESS THE CORPORATION MAY CARRY ON.

None.

7. IF CHANGE OF NAME EFFECTED, PREVIOUS NAME.

n/a

8. DETAILS OF INCORPORATION

The Corporation was incorporated under the Canada Business Corporations Act on October 31, 1995 as 3197221 Canada Inc. and changed its name on December 1, 1995 to Sherritt International Oil and Gas Limited.

9. OTHER PROVISIONS IF ANY

As set forth in Schedule “C” attached hereto.

Date	Signature	Title

January 22/97	/s/ Christopher R. Skelton	Solicitor
CHRISTOPHER R. SKELTON
For Departmental Use Only		Filed

SCHEDULE “A”

1A

1.	PREFERRED SHARES

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1.	Ranking Of Preferred Shares

The Preferred Shares shall be entitled to a preference over the common shares and over any other shares of the Corporation ranking junior to the Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

1.2.	Dividends

The holders of the Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon as and when declared by the board of directors of the Corporation, subject to the insolvency provisions of applicable law, but always in preference and priority to the payment of dividends on the common shares and any shares of any other class ranking junior to the Preferred Shares, out of moneys of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of 6 1/8% per annum, such rate to be applied to $100,000.00 per Preferred Share (the “Dividend”), payable in lawful money of Canada on December 1 in each year (a “Dividend Payment Date”), the first Dividend Payment Date to be December 1, 1997. Dividends on the Preferred Shares shall accrue from and including such date as may be determined by the board of directors of the Corporation prior to the issue of such shares or, if no such date is so determined, then from and including the date of issue thereof.

1B

For any period which is less than a full year with respect to any Preferred Share:

(i)	which is issued, redeemed or purchased during such year; or

(ii)	in respect of which assets of the Corporation are distributed to the holders thereof pursuant to section 1.10 during such year;

dividends shall be deemed to accrue on a daily basis and shall be equal to the amount calculated by multiplying the Dividend by a fraction of which the numerator is the number of days in such period (including the day at the beginning of such period and excluding the day at the end of such period) and the denominator is the number of days in such year (including the day at the beginning thereof and excluding the Dividend Payment Date at the end thereof).

The holders of the Preferred Shares shall not be entitled to any dividend other than or in excess of the cumulative preferential cash dividends hereinbefore provided for. No dividends shall be paid on the common shares or on any shares of any other class of shares of the Corporation ranking junior to the Preferred Shares in any month unless and until the cumulative preferential dividends on all the Preferred Shares outstanding in respect of such month have been paid in full.

If, by reason of insolvency provisions of applicable law or for any other reason, on any Dividend Payment Date the dividends accrued to such date are not paid in full on all of the Preferred Shares then outstanding, such dividends, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the board of directors of the Corporation.

1.3.	Retraction Privilege

Subject to the provisions of section 1.5, a holder of Preferred Shares shall be entitled to require the Corporation to redeem at any time or times after the date of issue thereof all or any of the Preferred Shares registered in the name of such holder.

1C

1.4.	Retraction Procedure

In order to require the Corporation to redeem Preferred Shares pursuant to the retraction privilege provided for in section 1.3, a holder of Preferred Shares must tender to the Corporation, at its registered office, the certificate or certificates representing the Preferred Shares which the holder desires the Corporation to redeem, together with a written request specifying that the holder desires to have all or a specified number of the shares represented by such certificate or certificates redeemed by the Corporation. After receipt of the certificate or certificates representing the Preferred Shares which the holder desires the Corporation to redeem together with a request for redemption as specified above, the Corporation shall, subject to section 1.5, on the retraction date (the “Retraction Date”) selected by the Corporation (which shall be not later than 30 days following receipt by the Corporation of such written request) redeem Preferred Shares duly tendered pursuant to the retraction privilege provided for in section 1.3 by paying to such holder for each share to be redeemed $100,000.00, together with an amount equal to all dividends accrued and unpaid thereon up to the date on which redemption is to be made, such aggregate amount being hereinafter referred to in these provisions as the “Aggregate Redemption Price”.

The tender of the certificate or certificates by a holder of Preferred Shares pursuant to this section 1.4 shall be irrevocable unless payment of the Aggregate Redemption Price shall not be duly made by the Corporation to the holder on or before the Retraction Date. In the event that payment of the Aggregate Redemption Price is not made by the Corporation on or before the Retraction Date, the Corporation shall forthwith thereafter return the holder’s deposited share certificate or certificates to the holder. If a holder of Preferred Shares tenders for redemption pursuant to the above retraction privilege a part only of the Preferred Shares represented by any certificate or certificates, the Corporation shall issue and deliver to such holder at the expense of the Corporation a new certificate representing the Preferred Shares which are not being tendered for redemption.

1D

On the Retraction Date the Aggregate Redemption Price shall be paid by cheque payable in lawful money of Canada at par at any branch in Canada of the Corporation’s bankers. Upon such payment being made, the Preferred Shares in respect of which such payment is made shall be redeemed. From and after the Retraction Date, the Preferred Shares so redeemed shall cease to be entitled to dividends or any other participation in any distribution of the assets of the Corporation and the holder thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made on the retraction date, in which event the rights of such holders shall remain unaffected.

1.5.	Retraction Subject To Applicable Law

If, as a result of insolvency provisions or other provisions of applicable law, the Corporation is not permitted to redeem all of the Preferred Shares duly tendered pursuant to the above retraction privilege, the Corporation shall redeem only the maximum number of Preferred Shares which the board of directors of the Corporation determines the Corporation is then permitted to redeem. Such redemption shall be made pro rata, disregarding fractions of shares, from each holder of tendered Preferred Shares according to the number of Preferred Shares tendered for redemption by each such holder and the Corporation shall issue and deliver to each such holder at the expense of the Corporation a new certificate representing the Preferred Shares not redeemed by the Corporation.

So long as the board of directors of the Corporation has acted in good faith in making any of the determinations referred to above as to the number of Preferred Shares which the Corporation is permitted at any one time to redeem, neither the Corporation nor the board of directors shall have any liability in the event that any such determination proves to be inaccurate.

1.6.	Redemption At Option Of Corporation

The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the outstanding Preferred Shares on payment for each share to be redeemed of an amount equal to the Aggregate Redemption Price.

1E

1.7.	Partial Redemption

In case a part only of the Preferred Shares is to be redeemed at any time, the shares to be redeemed shall be selected by lot or some other random selection method in such manner as the board of directors of the Corporation in its sole discretion determines or selected in such other manner as the board of directors of the Corporation in its sole discretion determines to be equitable. If a part only of the Preferred Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.

1.8.	Method Of Redemption

In any case of redemption of Preferred Shares, the Corporation shall, at least 30 days before the date specified for redemption, give to each person who at the date of the notice hereinafter referred to is a registered holder of Preferred Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Preferred Shares, such notice to be given as provided in section 1.13 hereof. Such notice shall set out the number of Preferred Shares held by the person to whom it is addressed which are to be redeemed, the Aggregate Redemption Price, the date specified for redemption and the place or places in Canada at which holders of Preferred Shares may present and surrender such shares for redemption.

On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Shares to be redeemed the Aggregate Redemption Price of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places in Canada specified in the notice of redemption, of the certificate or certificates representing the Preferred Shares called for redemption. Payment in respect of Preferred Shares being redeemed shall be made by cheque payable to the respective holders thereof in lawful money of Canada at par at any branch in Canada of the Corporation’s bankers.

1F

The Corporation shall have the right at any time after giving notice of its intention to redeem Preferred Shares to deposit the Aggregate Redemption Price of the Preferred Shares so called for redemption, or of such of the Preferred Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a separate account in any chartered bank or any trust company in Canada named in the redemption notice or in a subsequent notice in writing to the holders of the Preferred Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Preferred Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving without interest the Aggregate Redemption Price of their respective Preferred Shares being redeemed upon presentation and surrender of the certificate or certificates representing such shares. Any interest allowed on any such deposit shall belong to the Corporation.

From and after the date specified for redemption in any notice of redemption, the Preferred Shares called for redemption shall cease to be entitled to dividends or any other participation in any distribution of the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights as shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made upon presentation and surrender of the share certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected.

1.9.	Purchase For Cancellation

The Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding Preferred Shares at the lowest price or prices at which, in the opinion of the board of directors of the Corporation, such shares are then obtainable but not

1G

exceeding an amount per share equal to the Redemption Price plus an amount equal to all dividends accrued and unpaid thereon to the purchase date.

1.10.	Liquidation, Dissolution Or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares shall be entitled to receive from the assets of the Corporation an amount per share equal to $100,000.00 held by them respectively, together with an amount equal to all dividends accrued and unpaid thereon to the date of the liquidation, dissolution, winding-up or other distribution, the whole before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of the common shares or any shares of any other class of shares of the Corporation ranking junior to the Preferred Shares. After payment to the holders of the Preferred Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

1.11.	Voting Rights

Except as hereinafter referred to or as required by law, the holders of the Preferred Shares shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

1.12.	Amendment With Approval Of Holders Of Preferred Shares

The rights, privileges, restrictions and conditions attached to the Preferred Shares may be added to, changed or removed but only with the approval of holders of Preferred Shares given as hereinafter specified.

1H

1.13.	Approval Of Holders Of Preferred Shares

The approval of the holders of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attached to the Preferred Shares or in respect of any other matter requiring the consent of the holders of the Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Preferred Shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of Preferred Shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders or, if not prescribed, as required by the Act as in force at the time of the meeting.

2.	COMMON SHARES

The holders of the common shares shall be entitled to vote at all meetings of shareholders of the Corporation except meetings at which only the holders of another class or series of the Corporation as a class or series are entitled to vote, and shall be entitled to one vote at all such meetings in respect of each common share held.

After payment to the holders of the Preferred Shares of the amount or amounts to which they may be entitled, the holders of the common shares shall be entitled to receive any dividend declared by the board of directors of the Corporation and to receive the remaining property of the Corporation upon dissolution.

Dividends will not be declared on the common shares if, after payment of such dividends, the fair market value of all of the outstanding Preferred Shares would be less than the amount required to redeem such Preferred Shares.

SCHEDULE “B”

1. The right to transfer common shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any common share or common shares in the capital of the Corporation without either:

(a)

the express sanction of the holders of more than 50% of the common shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of more than 50% of such shares, or

(b)

the express sanction of the directors of the Corporation expressed by a resolution passed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or by instrument or instruments in writing signed by a majority of the directors.

2. The right to transfer Preferred Shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any Preferred Share or Preferred Shares in the capital of the Corporation without either:

(a)

the express sanction of the holders of more than 50% of the Preferred Shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of more than 50% of such shares, or

(b)

the express sanction of the directors of the Corporation expressed by a resolution passed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or by instrument or instruments in writing signed by a majority of the directors.

SCHEDULE “C”

1. The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder.

2. Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3. The board of directors of the Corporation may, without authorization of the shareholders of the Corporation, from time to time, in such amounts and on such terms as it deems expedient:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)

charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of the Corporation, including, without limiting the generality of the foregoing, real and personal property, movable and immovable property, tangible and intangible assets, book debts, rights, powers, franchise and undertaking, to secure any obligation of the Corporation.

The board of directors may from time to time by resolution delegate to a committee of directors or to one or more of the directors or officers of the Corporation all or any of the powers hereby conferred upon the board to such extent and in such manner as the board shall determine at the time of each such delegation. Nothing in this section shall limit or restrict the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

4. The number of directors of the Corporation shall be determined from time to time as follows:

(a)

where directors are to be elected at a meeting of shareholders, the number shall be determined by resolution of the board of directors and set out in the notice calling the meeting of shareholders; and

(b)	where directors are to be elected by way of a written resolution of shareholders, the number shall be set out in the resolution;

provided that the number of directors may not be less than the minimum number nor more than the maximum number of directors set out in the articles.